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                                                                    EXHIBIT 99.1


BLUE VALLEY BAN CORP                                     NEWS RELEASE
11935 Riley
Overland Park, Kansas  66225-6128             CONTACT:   Mark A. Fortino
                                                         Treasurer
                                                         (913) 338-1000


For Immediate Release Wednesday, April 14, 2004

            BLUE VALLEY BAN CORP REPORTS FIRST QUARTER 2004 EARNINGS

Overland Park, Kansas, April 14, 2004 - Blue Valley Ban Corp (OTCBB: BVBC) ("the Company") today announced net income of $710,000, or fully -diluted earnings per share (EPS) of $0.30 for the first quarter of 2004, compared to net income of $1.8 million, or $0.77 per share for the same period in 2003.

"The momentum of mortgage originations and refinancing that we had capitalized upon in the previous two years decelerated late in 2003 and the effects of this carried over into the first quarter of 2004. However, we believe our strong loan and deposit growth should provide incremental contributions to future earnings. In addition, we anticipate that the opening of our newest branch in Leawood during the second quarter will be an additional catalyst for future growth" said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.

OPERATING RESULTS

During the first quarter of 2004, net interest income decreased 7.1% to $4.2 million compared to $4.5 million for the same period in the prior year, primarily due to compression in our net interest margin resulting from a lower level of average earning assets . A decline in average Mortgage Loans Held For Sale balances, caused by a decrease in mortgage originations, resulted in the decline in average earning assets. Noninterest income decreased to $3.4 million during this period from $5.7 million in the prior year, a decrease of 40.3%. The principal factor driving the decrease in non-interest income was a decrease in Loans Held for Sale Income resulting from lower mortgage origination volume . Noninterest expense decreased 9.6% to $6.2 million compared to $6.8 million in the prior year period. The decrease relates primarily to a decrease in incentive compensation costs associated with mortgage originations.

Total assets, loans and deposits at March 31, 2004 were $626.0 million, $451.7 million and $470.5 million, respectively, compared to $591.4 million, $404.0 million and $449.2 million one year earlier, respectively.

ABOUT BLUE VALLEY BAN CORP

Blue Valley Ban Corp is a bank holding company that, through its subsidiaries provides banking services to business, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages nationwide through its InternetMortgage.com website.



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This release contains forward-looking statements within the meaning of Section
21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions or the demand for housing in the Company's market areas; legislative or regulatory changes; adverse developments in the Company's loan or investment portfolio; any inability to obtain funding on favorable terms; the loss of key personnel; significant increases in competition; and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.


                              BLUE VALLEY BAN CORP
                               FIRST QUARTER 2004
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                (all dollars in thousands, except per share data)
                                   (unaudited)


Three Months Ended March 31                          2004              2003
----------------------------------------------   -------------    -------------
Net interest income                              $       4,165    $       4,483
Provision for loan losses                                  350              600
Non-interest income                                      3,400            5,698
Non-interest expense                                     6,162            6,812
Net income                                                 731            1,776
Net income per share - Basic                              0.31             0.80
Net income per share - Diluted                            0.30             0.77
Return on average assets                                  0.46%            1.23%
Return on average equity                                  6.92%           20.19%

At March 31

Assets                                           $     626,036    $     591,409
Mortgage loans held for sale                            32,041           66,007
Loans                                                  451,708          403,985
Deposits                                               470,545          449,227
Stockholders' Equity                                    41,150           36,248